Exhibit 99.1

MATERION CORPORATION PROVIDES 2013 EARNINGS UPDATE
AND OUTLOOK FOR 2014

ANNOUNCES NEW STOCK REPURCHASE AUTHORIZATION

MAYFIELD HEIGHTS, Ohio — January 14, 2014 — Materion Corporation (NYSE:MTRN) today announced the following:

▪
The Company is revising its GAAP earnings range for 2013 to $1.05 to $1.10 per share from $1.25 to $1.30 per share. The above includes approximately $0.15 per share of costs related to the previously announced facility and product line rationalizations. Excluding the $0.15 per share of costs, earnings on an adjusted basis are expected to be in the range of $1.20 to $1.25 per share.

▪	Earnings for 2014 are expected to be well above those for 2013 and in the range of $1.75 to $1.95 per share.

▪	The Board of Directors has approved an authorization to repurchase up to $50 million of the Company’s common stock.

REVISED 2013 FORECAST

The aforementioned revision to the 2013 earnings range is due to delayed shipments of high-margin defense and science product applications, weaker than expected seasonal factors in consumer electronics, and lower manufacturing yields early in the quarter in Performance Alloys.

2014 OUTLOOK

Entering 2014, orders are up approximately 9% when comparing to the business levels that existed at the beginning of 2013. The facility consolidations and product line rationalization initiatives of 2013 are forecasted to provide up to a $0.30 per share benefit in 2014. This benefit is expected to commence in the latter part of the first quarter and will be fully realized at the beginning of the second quarter. The new beryllium pebble plant is continuing to ramp up at a pace to meet production requirements for 2014. The combination of the full benefit of the cost initiatives, improved order entry, the pebble plant production increase and the new product pipeline should result in a stronger second quarter versus the first quarter of 2014 and a stronger second half versus the first half of the year. Therefore, the earnings forecast for 2014 is in the range of $1.75 to $1.95 per share.

STOCK REPURCHASE AUTHORIZATION

The Board of Directors has approved an authorization to repurchase up to $50 million of the Company’s common stock. This authorization replaces the previous repurchase authorization of one million shares, of which approximately 600,000 shares were repurchased. The Company may utilize various methods to effect the repurchases, which could include open market repurchases, negotiated block transactions, accelerated share repurchases or open market solicitations for shares, some of which may be effected through Rule 10b5-1 plans. The timing of repurchases will depend upon several factors, including market and business conditions, and repurchases may be discontinued at any time.

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President and CEO, stated, “While I’m disappointed in our weaker than anticipated performance in the second half of 2013, we have taken significant steps to reduce our cost structure and position the Company for improved earnings momentum as we enter 2014. The announcement of the new stock repurchase authorization reinforces our confidence in the Company’s earnings growth potential and our ability to generate significant free cash flow. In 2014, we expect to fund organic growth and pursue strategic initiatives while returning cash back to our shareholders in the form of dividends and stock repurchases.”

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

▪	Actual sales, operating rates and margins for 2013 and 2014;

▪
Uncertainties relating to the fourth quarter 2012 physical inventory and possible theft at our Albuquerque facility, including (i) the costs and outcome of our investigations and (ii) the timing and amount, if any, of any insurance proceeds that we might receive;

▪	The global economy;

▪	The impact of any Federal Government shutdowns and sequestrations;

▪	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components and commercial aerospace,

defense and science, automotive electronics, medical, energy and telecommunications infrastructure;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in integrating acquired businesses;

▪	Our success in moving the microelectronics packaging operations to Singapore;

▪	Our success in completing the announced facility consolidations and the product line rationalizations and achieving the expected benefits;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the primary beryllium facility in Elmore, Ohio;

▪	The availability of adequate lines of credit and the associated interest rates;

▪	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

▪
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

▪	The timing and ability to achieve further efficiencies and synergies resulting from our name change and product line alignment under the Materion name and Materion brand;

▪	The timing and amount of any repurchases of the Company’s common stock; and

▪	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form
10-K for the year ended December 31, 2012.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

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Investor Contact:	Media Contact:

Michael C. Hasychak	Patrick S. Carpenter
(216) 383-6823	(216) 383-6835
mike.hasychak@materion.com	patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g

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